Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by; and welcome to the WMS Industries’ Fourth Quarter and Fiscal 2009 results. [Operator instructions] As a reminder, this conference is being recorded today, August 3, 2009. It is now my pleasure to (sic) turn the conference over to Mr. William Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead sir.

William Pfund, Vice President, Investor Relations

Thank you Shana. Good afternoon and welcome to WMS Industries’ conference call to discuss our Fiscal 2009 Fourth Quarter and Full Year financial results and operating trends. With me are Brian Gamache, Chairman and Chief Executive Officer; Orrin Edidin, President of WMS and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, let me quickly review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, and our more recent filings with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, August 3, 2009.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill and good afternoon everyone.

After concluding an impressive year of growth and progress, WMS this afternoon reported another quarter and full year of record operating results. We achieved a host of significant financial records in important revenue and margin metrics this quarter despite the challenging economic times. Our strong financial performance reflects growing customer demand for our broad portfolio of high-earning products, coupled with outstanding operational execution driving enhanced margins. In the June quarter, we achieved record quarterly revenues of $196 million, an operating margin of 22.4% and record net income of $28.4 million, or $0.49 cents per diluted share, and Q4 represents our 13th quarter of meeting or exceeding revenue guidance and our 18th consecutive quarter of year-over-year double-digit earnings growth, something we’re very proud of.

Similarly, our annual results demonstrated solid growth. Our $706 million in revenue is 57% higher than annual revenues just three years ago, and over this three-year period, our net income has nearly tripled to $92 million demonstrating fully the company-wide operating efficiencies and leverage we have and continue to extract from our businesses despite the fact that overall industry global shipments have declined during each of those years. Fully diluted earnings per share of $1.59 in fiscal 2009 rose 38% over fiscal 2008 on a 9% revenue increase, highlighting again the leverage being realized through successful execution of our lean sigma continuous improvement initiatives.

To summarize fiscal 2009, let the numbers speak for themselves: Total revenues up 9%; Total gross profit up 16%; Operating income up 31%; Net income up 37%; And, fully diluted earnings per share up 38%. None of our competitors are close to this level of performance. And we achieved these results during the worst replacement market in years coupled with lower new casino and expansion opportunities, and all in the midst of a challenging economy.

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For the year, we generated $179 million in cash flow from operations, up 74% from the level achieved just three years ago. And, this has led to an increase in our cash and cash equivalents balance to a record level, even with 1) accelerated expenditures in research and development, 2) continued investments to expand our highly profitable participation business, 3) capital allocated to facilities expansion, 4) continued licensing and acquisition of key third-party technologies and brands to support our long-term product development plan, and 5) a healthy amount of share repurchases. I think you’ll note from this list that our capital investment is targeted toward further high-return initiatives that will provide sustainable, profitable growth and increased stockholder value. Importantly, we are prudently aggressive in our investments while continuing to maintain one of the strongest balance sheets in our industry.

As a company, we are extremely proud of these results given the industry and economic headwinds that existed throughout the year. From August last year when we initiated our fiscal 2009 guidance, we have successfully executed to our plan. While the headwinds impacted nearly everyone, the WMS team found innovative ways to execute, improve and grow by almost every measure. We did not let the tough times stop us. This distinction is directly attributable to the creativity, discipline, talents and quality of everyone throughout the WMS organization. I am incredibly proud of our people and their accomplishments; and I would like to thank the entire WMS Team for making Fiscal ‘09 one of the most meaningful periods in WMS’ history and for positioning us for a long run of future growth.

With activity in multiple new jurisdictions offering encouraging signs for incremental industry growth in the years ahead, coupled with the eventual improvement in the replacement cycle, we are well poised for rather some exciting growth in the years ahead. And, the action today by our Board that increased our open share repurchase authorization to $150 million is clear affirmation of our confidence in our future opportunities and expectations of strong cash flow.

Now let me turn the call over to Orrin and Scott to share their perspective on our terrific operating execution and financial results. Orrin.

Orrin J. Edidin, President

Thank you, Brian, and good afternoon everyone.

Two key factors underlie the consistent operating execution on our five key priorities: First, the high earnings performance of our entertaining games is creating incremental demand that is increasing both our market share and ASPs in our product sales business and record footprint and average daily revenue in our gaming operations business. Visit most casinos today and what becomes very evident is that there are more WMS games on casino floors than ever before, and that these games are garnering ever-increasing levels of game play. And second, across our organization – from game development to sales, from production to customer service and administrative support – we are totally dedicated to best practices. This commitment is now as much a part of our corporate culture as is our heritage of creating innovative products. As to the specifics for each our five key priorities:

1) We continued to grow our North American market share. We estimate that our ship share for Fiscal 2009, when all our competitors’ unit sales have been reported, will set a new record level that represents a solid increase over the 21% ship share we achieved in Fiscal 2008.

2) Our gaming operations business maintained strong momentum in both installed footprint and enhanced average daily revenue, while we continued to optimize our capital returns. For the June 2009 quarter, we achieved a record $73.84 in average daily revenue per unit. Our footprint of high-performing participation gaming machines grew 11% year over year, or just over 1,000 units since June 30, 2008, and despite the tough economy, our WAP footprint, which is our highest price point offering, grew 39% from June 30, 2008 and accounted for 68% of total net new participation placements. For the full year, our gaming operations contributed $171 million in gross profit net of depreciation on average net gaming operations equipment assets of $72 million. This is a great business model by any measure.

3) We continued to expand and grow our international business. Our international new-unit revenue grew 5% for the year and represented 37% of our total annual global new unit shipments; up from 35% in the prior year. And while continuing to build a foundation and broader framework for further growth in global market share in the years ahead; demonstrated by our recent initiatives to enter Australia and Mexico directly and by the launch of our new, value-priced Helios™ platform and expanded Orion product line.

4) Our continuous improvement initiatives and focus on driving excellence in operating execution drove further improvements in gross profit and operating margins in both the fourth quarter and fiscal 2009. Our total gross margin increased 410 basis points to 63.5% for the full year and gross profit grew 16% annually, or $63 million dollars. Operating margin exceeded 19%, up more than 300 basis points over fiscal 2008, and in the fourth quarter reached 22.4%.

5) (sic) Our expanding margins and revenue growth, along with the improved return on capital deployed in our gaming operations business also were key contributors behind the significant operating cash flow we generated. For the full year, cash flow generated from operations totaled $179 million, leading to $155 million dollars in total cash, cash equivalents and restricted cash at year end, up from $120 million a year ago.

While these are notable achievements – each one a solid success in today’s demanding environment – as the focus always moves quickly from the past to future performance, our actions have also been building the foundation for continued improvement by creating additional organic growth drivers.

The rapid success of the Bluebird®2 platform is a notable example. After the commercial launch in the December 2008 quarter, the premium features and exceptional performance of this platform on casino floors has resulted in accelerated customer demand. Bluebird2 gaming machines accounted for 62% of new unit shipments in the June quarter, with approximately one-quarter of the Bluebird2 units being mechanical reel products; and for the year, Bluebird2 units accounted for approximately 35% of total new units shipped, which easily exceeded our original expectations of 15%-to-20%. Consider this: with the toughest economy in decades causing customers to constrain their capital budgets, we launched Bluebird2 at a significant 20% higher price – and demand outpaced our expectations.

Two other significant achievements occurred with the launch of the Bluebird2 platform. First, we reached our goal of generating the same gross profit margin that we were achieving with the initial Bluebird platform, and with a higher price point and the same gross margin percentage, we are generating more gross profit dollars per unit. Importantly, with opportunities longer-term to increase selling prices and leverage higher future volumes to realize better costs on the strategic sourcing of electronic components each year, along with ongoing lean sigma continuous improvement initiatives, we expect to further increase our product sales gross margins in the future. Second, through the use of the lean sigma process in the design of the cabinet, setting up the supply chain and configuring the production lines, we can now turn customer orders for black cabinet Bluebird2 gaming machines in an industry leading 2 weeks, a substantial improvement from our Bluebird product line and a distinct competitive edge based on our competitors’ current lead times.

As we enter Fiscal 2010, we now have a growing array of fully digital Bluebird2 cabinet styles to support our expected growth: upright video, 3- and 5-reel mechanical and wide-screen slant-top units. The ARIA Casino at MGM’s City Center development will have 23% of its casino floor dedicated to WMS Bluebird2 slot machines, with about 60% of this amount being video and 40% being mechanical reel products. This 23% share is by far the highest floor share we have ever achieved for a Strip property opening. We also have achieved higher share at other new casinos: 21% of the approximately 3,000 slot machines at Rivers Casino in Pittsburgh and an expected 24% at Pinnacle’s new River City Casino in Missouri. So clearly, this positive floor share trend continues to improve.

Scott will present our guidance in a few minutes, but related to revenues, we expect 8 to 10% annual growth based on several key factors:

First, benefits from new revenue streams as we 1) expand through direct entry into existing markets, such as Class 2 and central determinant jurisdictions, Mexico and Australia; 2) generate new revenues from new product platforms, including Helios; and 3) begin to realize new revenue streams from the launch of networked gaming. We have been working behind the scenes to expand and diversify our revenue streams and channels of distribution over the last few years and several of these opportunities are now launching in Fiscal 2010.

Second, we’re going to continue to grow market share and realize higher average selling prices, partially offset by fewer new casino and casino expansion opportunities and a domestic replacement cycle expected to remain in a cyclical trough through the first half of our Fiscal 2010.

And third, higher participation revenues from increases in both the average installed base and in revenue per day in our participation business. Over the last year we increased our WAP installed base by 39% and that will benefit us in both revenue metrics – footprint and average daily revenue – in Fiscal 2010.

We have already sold and shipped our first Bluebird2 gaming machines into the Mexican market. We are proceeding with the first of two required field trials in New South Wales, Australia, and expect to begin earning revenues from there in the latter part of Fiscal 2010. Video gaming machines are the prevailing format in both markets, and with our broad library of high-earning video games, we believe we are well positioned to capture market share as we are seeing very encouraging play levels in these two new markets, not unlike the performance of the Bluebird2 in North America. These two jurisdictions alone offer WMS substantial incremental potential with an addressable market of over 125,000 legal gaming machines in the aggregate.

Our direct entry into Class 2 and Central Determinantion markets is another ripe opportunity for Fiscal 2010 and beyond. As a result of having previously licensed selective content to other providers for their cabinets, casino operators are already familiar with the player appeal and earnings performance of WMS games. We now will be directly serving this market with the capability to fully leverage our existing game library, and we expect above-average performance from our Bluebird gaming machines. The industry-wide market for this class of gaming machines is estimated at about 40,000-50,000 units in just the United States, and our first units have already been shipped to a customer in Washington state.

We also expect to extend our international base of revenues with an expanded Orion offering coupled with the launch of our new value-priced Helios gaming machine that offers a value-engineered cabinet to customers in select international jurisdictions where marketplace conditions put more focus on the price/value relationship. We expect the first Helios units to ship in the December 2009 quarter.

We also expect further success in our participation business. With a record base of 10,350 gaming machines installed at June 30, 2009, we entered Fiscal 2010 with a great start. The latest game released on our Community Gaming® platform is the innovative Reel ‘em In® Compete to Win® game. The initial results from this product are again setting a new standard of performance for our participation games, even out-earning in our launch markets our Wizard of Oz™ games over comparable periods. The unique feature of offering personal recognition through casino and national leader boards is enabled thru our Wide-Area network that allows players to login and create their own personal profile, similar to the login for our popular STAR TREK™ games on our Adaptive Gaming® platform. The power of the logon feature is clear; over 500,000 unique user profiles have been created in the past few months on both the STAR TREK and Reel ‘em In game platforms.

Near the end of the June quarter we launched our new Sensory Immersion game, the Time Machine® game, and the latest version in our long-running MONOPOLY™ series of games, MONOPOLY Grand Hotel® Big Event®, which combines our Community Gaming experience with a Wide-Area Progressive jackpot that are then paired with a selection of 3-reel Transmissive Reels® mechanical base games on our Bluebird2 cabinet. This is the first participation product on our new Bluebird2 cabinet and is an excellent example of how we now are expanding our product offering by developing differentiated products that combine a number of our foundational technologies and intellectual property.

In the June quarter, we secured our rights to the MONOPOLY brand through 2016, with possible extensions thru 2019 if certain financial milestones are achieved. This brand has been a hallmark of our participation business, and with rights for at least seven more years, we expect to continue to innovate many more exciting new games using this brand. We also expanded our relationship with Hasbro by licensing additional successful board game brands, including BATTLESHIP® and CLUE®, among others.

In our pre-G2E® customer meetings that we will be hosting in the coming weeks, we will be asking casino operators to COME ON DOWN™ and see a demonstration of the next exciting series of participation products – THE PRICE IS RIGHT® games based on the long-running and famously popular TV Game Show. We are very pleased by the opportunity to innovate some really exciting new game experiences that feature signature elements of this extremely popular game show. WMS’ excellence in innovation and creating great games helps our licensors to fully monetize their brands, and was a key reason in our ability to secure this license earlier this year.

We recently opened our new Casino Evolved™ Advanced Technology Laboratory, or CEATL, which is unique within our industry for its collaborative approach to product development with customer input. It’s part lab, part showroom and the live application of our “show me, don’t tell me” approach for demonstrating our future vision for networked gaming concepts and products. During our pre-G2E customer meetings, we will use CEATL to demonstrate our initial networked gaming products enabled by the commercial version of our WAGE-NET® networked gaming system. Our first family of portal gaming applications, Ultra Hit Progressive®, is a mystery, multi-level local (sic) area progressive that can offer constantly updated progressive themes. We expect to launch the first offering within that family of products, Jackpot Explosion™, in the first half of Fiscal 2010. At G2E in November, we will be showcasing this and other future applications that will expand our portfolio of entirely new WAGE-NET enabled products for our Bluebird2 gaming machines.

Within the next six months, not only do we expect our WAGE-NET enabled products to be installed at Las Vegas’ ARIA City Center casino, but to also be installed at other casinos in various jurisdictions. WMS recently became the first manufacturer to receive approval from the Mississippi Gaming Commission to conduct a field trial of our Remote Configuration and Download platform on the WAGE-NET system which will be installed across several banks of gaming machines at the Island View casino later this month. Following completion of the field trial and final regulatory approval, we anticipate commercial installations in Mississippi later in the fiscal year.

As you can tell, we have many new revenue sources to support our further growth. Our Culture of Innovation is deeply rooted not only in product development and our visionary product pipeline, but by nurturing and refining the process we have broadened its use into our lean sigma continuous improvement initiatives. This is the blueprint behind our continued successful execution of our five strategic priorities. Furthermore, this company-wide mindset provides us with an important tool to achieve further margin enhancements, working capital improvements and operating cash flow, which Scott will now discuss. Scott.

Scott D. Schweinfurth, Executive Vice President and Chief Financial Officer

Thanks Orrin and good afternoon everyone.

As Brian mentioned, we achieved a significant number of record financial and operating highlights, both in the June quarter and for the full fiscal year.

For the quarter, new unit product shipments were 6,965 units, an 8% increase on a quarterly sequential basis from March; and the average selling price increased to $14,849 in the quarter, a 13% increase year-over-year. We believe that just over 80% of our U.S. and Canadian unit sales in the June quarter were for casino floor replacements, or approximately 3,700 units. International new units represented 34% of new unit shipments compared to 30% in the prior year quarter. While our other product sales revenues increased by $4 million to $18.8 million in the June 2009 quarter, most of this increase was due to a higher number of lower-margin used gaming machines, thus creating a drag on overall gross product sales margin.

As Orrin mentioned, our gaming operations business had a spectacular quarter, with our average installed base exceeding 10,000 units for the first time. Our ending installed base reflected growth of 449 units in the June quarter alone, and the average revenue per day continued to increase to a record $73.84 per unit.

Turning to our revenue guidance, for Fiscal 2010 we have meaningful opportunities for further profitable organic growth and expansion. We expect to achieve a similar rate of growth in total revenues as in fiscal 2009 to a range of $760 million to $780 million or growth of 8%-to-10%, and just a bit ahead of current consensus expectations. This range reflects what we realistically expect to achieve through organic growth trends and, as Orrin discussed, the diversification of our revenue base, while also considering our outlook for a continued tough economy, for the replacement cycle to remain at a cyclical trough in the first half of our fiscal 2010 and that new and expansion opportunities will likely be lower in the next twelve months than in fiscal 2009.

Our revenue guidance of $160-to-$168 million for the September 2009 quarter represents growth of 6%-to-11% over the September 2008 quarter. As with the past three years, we expect our quarterly revenue trends to continue to reflect traditional seasonal influences. During the last three years, our fiscal first quarter has typically been between 21% and 22% of annual revenues, our second quarter has accounted for between 24% and 25%; our third quarter accounted for between 25% and 26% and our fourth quarter accounted for between 28% and 29% of annual revenues. We expect Fiscal 2010 to follow a similar seasonal pattern, particularly with the entry into the Australia market, the ramping of our Class 2 business and the roll-out of networked gaming products, all of which are expected to contribute to a stronger second half in Fiscal 2010.

Orrin described the key drivers of revenue growth, but I would also note that consistent with past practice, our unit guidance does not reflect any units for new or expanded jurisdictions or locations where regulatory or legislative hurdles remain, such as Ohio, Massachusetts, Arizona or the potential here in our home state of Illinois, Pennsylvania and Italy for VLTs. Additionally, although plans seem to be moving forward, we also have not assumed any units for facilities in Maryland, or any potential new California tribal compacts. However, all these represent significant positive opportunities, and if some of these markets come on line, we would expect to appropriately revise our unit shipment guidance.

In Fiscal 2010, we will maintain our continued focus on the disciplined rollout of new participation games and on expanding the mix of the WAP games. As customer hurdle rates for WAP placements remain high, coupled with the reality that we now have a larger footprint of games with an extended performance-driven lifespan on casino floors, we believe that the rate of increase in the installed footprint will be lower than in previous years. We expect the average daily revenue to increase further to a range that will average between $71-to-$73 for the full year.

Turning to margin improvement, our total gross profit margin improved by 440 basis points in the June quarter to 64.6% benefiting from an improvement in product sales gross margin to 52.0% and gaming operations gross margin at a stellar 85.4%. Product sales margin improved year over year largely due to our continuous improvement and strategic sourcing initiatives and the benefit from the higher sales mix of premium products, primarily the Bluebird2 platform, partially offset by the impact of higher sales of lower-margin used gaming machines and lower sales of higher-margin game conversion kit sales.

For the full year, our total gross margin was 63.5%. In Fiscal 2010, a heavier mix of lower-margin product sales revenues than in Fiscal 2009, coupled with lower initial start-up margins on certain of our new revenue sources, such as Class 2 and Australia, is expected to partially offset some of the anticipated improvements in our traditional businesses, resulting in product sales gross margin ranging from 52%-to-54% for the full year. We expect to sustain our gaming operations margin in the low 80’s, in a range that will average between 80% to 82%, which includes the dampening effect of achieving a higher percentage of WAP units in our installed base. As a result, our total gross margin for Fiscal 2010 is expected to be approximately flat in a range of 62.8% to 63.8%.

R&D expense was $25.7 million in the June quarter, or 13.1% of total revenues. For the full year, R&D expense rose 23% to $98 million, or 14% of total revenues, compared with $80 million in Fiscal 2008. In Fiscal 2010, we will continue to aggressively pursue our path of innovation, technological advancements and development of unique gaming experiences – those foundational elements that provide the competitive differentiation and appeal of our products. Thus, we expect R&D to again be around 14% of revenues. I believe we have clearly demonstrated that WMS generates high returns and solid organic growth from our focused R&D activities, and we expect spending on these activities will continue to generate an appropriate return.

Selling and administrative expenses were $39.9 million in the June quarter or 20.4% of total revenues. The June 2009 quarter reflected higher payroll related expenses, which largely reflect headcount increases over the year to support our ongoing global growth, as well as higher bad debt expense. While we expect to increase Selling & Administrative expense in absolute dollar terms in Fiscal 2010, we expect it to decrease slightly as a percentage of total revenues to between 19% and 20%. We expect that depreciation expense will increase modestly in Fiscal 2010, while declining as a percentage of total revenues.

Our 19.3% operating margin for Fiscal 2009 was a very healthy 320 basis points higher than the 16.1% margin achieved in Fiscal 2008. While we anticipate additional benefits from our lean sigma and strategic sourcing initiatives, as I mentioned, we expect our total gross margin to remain essentially flat. Anticipated benefits of overall revenue growth coupled with continued discipline on our spending is expected to increase operating margin by 120-to-170 basis points to a range of 20.5%-to-21.0%.

As expected, the effective tax rate in the June 2009 quarter was just under 36%, and looking forward, we expect with the anticipated lapse of the R&D tax credit after December 2009, that our effective tax rate will be in a slightly higher range that will approximate 36% for Fiscal 2010.

Our cash flow remains strong, and we continue to strengthen our balance sheet quarter-by-quarter, even as we effectively use it to our competitive advantage and to enhance stockholder value. We generated $179 million in cash flow from operations in Fiscal 2009, which is just about the same as in Fiscal 2008. Higher net income, share-based compensation, deferred income taxes and other non-cash items, were offset by changes in operating assets and liabilities and lower depreciation and amortization.

As in the March quarter, we provided longer-term financing options for a select group of customers, although most were for 12-month terms or less. Our core strategy in this regard remains the same as when we first discussed this on our April call – that is to support those customers that we know are on solid financial footing but that remain somewhat capital constrained at the moment. In doing so, we are prudently using our balance sheet to opportunistically further improve our competitive standing by delivering high earning products to casinos and increasing our overall floor share. We have a maximum dollar amount committed to this program which gets replenished as customers pay down on balances and a defined process for approval of all extended term deals. I would point out that even with this program we managed to generate similar cash flow from operations in fiscal 2009 as we achieved in fiscal 2008.

Our total accounts and notes receivable, net increased $36 million on a quarterly sequential basis from March 2009. Our long-term receivables, net increased by $11 million from March 31, 2009 to $38 million at June 30, 2009; which is less than the $15 million sequential increase in the March 2009 quarter. With the increased total receivables, our total days sales outstanding increased by 10 days to 119 days at June 30, 2009 from 109 days at June 30, 2008. I would point out that our overall aging of trade and notes receivable balances improved in every quarter during fiscal 2009.

Continuing the improvements of past quarters, we were able to further increase inventory turns through the efficiencies being achieved in supply chain management of the new Bluebird2 platform. Inventories decreased by about $3 million on a quarterly sequential basis, and are about $17 million, or 28%, lower year over year. As a result of these improvements, inventory turns have increased 35% to 4.2 turns from 3.1 turns a year ago, even as we added new product lines and platforms.

I would also note that even with the growth in revenue and the expansion of extended terms, we were able to increase our cash and cash equivalent balance by over $30 million during the quarter. So we are carefully managing our credit terms and receivables and our inventories to ensure that we are improving the optimization of our capital and keeping our balance sheet strong. In fact, working capital, net of cash and cash equivalents, as a percentage of total revenues was 28%, down from 31% a year ago, and down from 47% in Fiscal 2006.

I think it rather noteworthy that during a year when many companies in our industry were faced with capital structure challenges, our total balance sheet for Fiscal 2009 increased by $83 million, of which $81 million was from an increase in stockholder equity consisting of $92 million of higher retained earnings with small offsets for treasury stock purchases and accumulated other comprehensive income. And if you look at the $83 million growth in total assets, over 40% of the total increase was attributable to the increase in total cash and cash equivalents. So despite the increased use of cash to fund growth initiatives and support customer financing alternatives, our cash and cash equivalents and restricted cash totaled a record $155 (sic) million, up $32 million from March 31, 2009, despite $27 million used in investing activities.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you Scott. I think it is quite clear that WMS is positioned differently than our competitors, and that we remain optimistic for both the near-term and the longer-term growth opportunities for building shareholder value.

Despite the tough economy and the challenges presented by an industry in which total unit sales have declined in each of the last three years, WMS has achieved record performance each year, with Fiscal 2009 being no exception. I believe this is solid evidence that WMS understands our market and has the ability to effectively execute in good times and in bad. Expanding revenue opportunities and managing expenses is nothing new for WMS – in fact, it’s a core competency for

us. As we enter Fiscal 2010, I believe we have excellent visibility to our path for continued progress; and before opening the call up for questions, let me summarize the unique competitive strengths WMS has to support our optimism for Fiscal 2010:

First, we are a Proven Performer. No other slot manufacturer – and very few companies overall – can match our record of 18 consecutive quarters of year-over-year double-digit earnings growth. Nor can they match the strength of our balance sheet or our ability to deliver customer orders within a two-week period.

Second, our success is driven by our Culture of Innovation and the continuing appeal of our products with players – whether it is the Bluebird2 platform or new games like Reel ‘em In Compete to Win or TIME MACHINE. Our talented organization and culture of innovation provide a consistent product pipeline that offers new and differentiated gaming experiences. Focusing that innovation through the lens of fanatical market research and understanding what defines entertainment value for our players is our special sauce for creating appealing products. That combination drives the steady flow of popular products that generate high earnings for casino operators and has moved our products into the “must-have” category – in both challenging times like the past few years and in the years ahead when we expect to see the replacement cycle pick up dramatically. Additionally, our ongoing evolution as an organization allows us to utilize our Culture of Innovation to not only grow revenues, but also to generate improved operating consistency that enhances margins and delivers greater free cash flow.

Third, we are Future Ready. WMS is positioned to benefit from the imminent adoption of networked gaming. WMS has a unique approach that is gaining traction with our customers, and in fact, with the entire industry. Our focus is on offering high-value applications and systems that benefit the player and the casino operator. Having had a consistent networked gaming message and a clearly defined vision for several years, we’ve commercialized unique products and applications that offer players exciting new gaming experiences and that provide customers with the continued high-earnings they seek. As we’ve stated many times, our networked gaming strategy generates growth and profitable success bank-by-bank, quarter-by-quarter, and we expect that will increase our market share and lead to continued growth in the years ahead.

Our greater depth and breadth of workforce skills and experience continues to offer substantial opportunities to drive long-term profitability and, thus, build increased stockholder value. By remaining focused on our strategic plans and operating execution, and overlaid with the long-term potential offered by an improving global replacement cycle and the additional impact from new jurisdictional openings, we are confident that our success will reward our stockholders for their investment and their loyalty.

Now, we will be happy to take your questions. Shana.

QUESTION AND ANSWER SECTION

[Operator Instructions]. Our first question comes from the line of David Katz with Oppenheimer. Please go ahead.

<Q – David Katz>: Hi, afternoon.

<A – Brian Gamache>: Hey, David.

<A – Orrin Edidin>: Hello.

<Q – David Katz>: I wanted to ask about specifically what you’re seeing out there in terms of the installed base and I see in your guidance there isn’t really a lot of unit expansion in there, but I’d also love your commentary about pricing, are we starting to see a little bit more pricing competition out there that may be reflected in what you’re guiding to?

<A – Brian Gamache>: No, we’re not seeing pricing resistance at all, David. In fact, the opposite, we believe that we continue to see pricing leverage. From our Gaming Operations side, we had a very unique opportunity here when we were putting on our budget for fiscal 2010 together, and that is we’re really having first of a kind experience with WIZARD OF OZ. We had tremendous success with WIZARD OF OZ which is well documented and we really can’t ever plan for that kind of success again, although we’d like to think that we can; it’s the one of a kind type of game thus far. So I think we’re looking for continued growth in that area, maintaining the footprint slightly up tick and win per day going upwards, as Scott guided to, I think that’s what we’re looking at for that.

And obviously if we continue to see the success we’re having with TIME MACHINE and Reel Em In! Compete to Win!, we will guide upwards in subsequent quarters but we’re taking a realistic approach to our guidance. We’ve got 13 consecutive quarters of maintaining our guidance intact from the revenue standpoint. We believe we have a good handle on this but there could be some upside down the road.

<Q – David Katz>: Right. If I could just circle back and make sure — I would love to hear Scott just go back on the notion of what the mix of Product Sales is that’s embedded in your guidance and how much of it is international versus domestic and what are you assuming in terms of replacement. I assume it’s very little in terms of new for the domestic market. Is that correct?

<A – Scott Schweinfurth>: Yes, that was a number of questions. This year we were at about 38% ratio of Gaming Operations to total revenues. And as I said in my prepared remarks, we’re expecting that to decline some in this next year primarily because of growth in the Product Sales revenue business relative to the…

<A – Brian Gamache>: But still we’ll see the participation business grow.

<A – Scott Schweinfurth>: Oh yeah…

<A – Brian Gamache>: But the rate of growth won’t be like it’s been for last couple of years.

<A – Scott Schweinfurth>: Right, that’s our assumption at this point. On the international sales, I believe that they were 35 or 37% of units this year. That’s likely to remain relatively constant next year. We have a couple of new markets we’re pursuing there with Australia and Mexico and the launch of the Helios platform. And we’ve put in what we believe are realistic estimates to achieve in those markets, but on an overall basis we expect it to be fairly comparable to what we are seeing this year.

<A – Brian Gamache>: And again, Scott guided to, David, the fact that we see the first six months of this year continuing on the trends of fiscal 2009 and the second half of the year picking up slightly into calendar ‘10.

<Q – David Katz>: Got it. Thanks very much. Well done.

<A – Brian Gamache>: Thank you.

Operator: Thank you. Our next question comes from the line of Steve Kent with Goldman Sachs. Please go ahead.

<A – Brian Gamache>: Good afternoon, Steve.

<Q – Steven Kent>: Hi. Couple of things. So just continuing on that question, is it just that the budgets come out of the operators, that’s what’s causing you – that’s what sort of is making you more comfortable that you could see a resurgence in replacements sales, so maybe if you could just explain that. And also you talked about in your results, the other product sales, I just noticed I think for the first time that you said your lower margin used gaming machines were strong. Is that a sign of the times, Brian, of where the operators are looking at those machines harder than ever before or is that some new market or new opportunity that we didn’t see before?

<A – Brian Gamache>: Let me answer that question first. We have great demand for our Bluebird1 cabinets. Really it’s been out now for, I believe, going on six years this December. There is not a lot of those products in inventory, so we have great demand for them both domestically and internationally. So we believe that with the advent of the success of Bluebird2, we’re going start to see some of those Bluebird1s come back in trade and then we would then move them on to the various markets. So I think that there really hasn’t been any visible signs of used games being a priority other than the fact that Bluebird1s are in high demand. We get customers asking for – primarily internationally and we have to get some of those games back in in order to supply those customers’ needs, so that’s that question.

<A – Scott Schweinfurth>: I guess I’d supplement that with, a good majority of the used games that were sold in this quarter were not WMS used games. So they were competitors’ used games that people are taking off the floor, which is telling us that we’re gaining market share.

<A – Brian Gamache>: Ken Lochiatto told me the other day that we really have virtually no used games in our inventory today and hopefully as Bluebird2 demand continues to raise its head, we will continue to solve that problem.

The second question about getting confident with our customers, we’ve had a number of dialogues with our customer base as they come into the pre-G2E conferences that we host here in Chicago and we do see a loosening of the purse strings. In fact we’ve had a number of dialogues over the last few weeks with customers who haven’t bought games from us in quite some time, the multi-unit operators who are now looking at innovative, creative ways to get our product on their floor. So we are seeing a difference in attitude. We continue to sell a lot of product to the Native American customers and the regional customers on a regular basis. But to have the big players back in the game again in 2010 would be a very good thing for everybody.

<Q – Steven Kent>: Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Joe Greff with JPMorgan. Please go ahead.

<Q – Joseph Greff>: Good afternoon, guys.

<A>: Hi, Joe.

<Q – Joseph Greff>: Brian, just with regard to that last comment about the loosening of purse strings. Do you think that it’s more for your product or do you think it’s just a function of replacing so little for quite a period of time here that certain operators are going back and revisiting their CapEx budgets?

<A – Brian Gamache>: Yeah, I think it’s a little bit of both, Joe. I think the operators came into fiscal – calendar 2009 with a worst case, doomsday scenario and now they are realizing that things aren’t as bad as they initially had thought they could be and we’re seeing a little bit of a catch-up mentality there. And also, now that they are comfortable with a server-based gaming world is going to be here sooner than later, I think they are looking down the road to say we better get up and running and prepared for that because we don’t want to miss the revenue opportunities that that will create. So I think it’s a little bit of demand for WMS and they like what they see and they like the fact that we’ve continued to outperform our competitors on their floors, and then also the fact that they are getting ready for the server-based world, which will be here in the very near future.

<Q – Joseph Greff>: Great. And – if I can have just a follow-up here, with regard to IGT’s recent revised WAP MegaJackpot deals with MGM and Boyd, is that impacting your guidance with regard to the installed base in Gaming Ops or is that really impacting their own footprint?

<A – Brian Gamache>: No, it’s…

<Q – Joseph Greff>: Or is it impacting somebody else’s?

<A – Brian Gamache>: We haven’t contemplated their numbers or their strategies at all when we give our guidance, Joe. We believe that if we put products out there that earn that that’s – the games are going to stay out there and we again believe the price is not in the reason – the top reasons why people buy our products or lease our products. So we continue to believe that if we execute at the highest level and deliver that value proposition to our customers, we’ll continue to have additional footprint and yield and we will have a very robust participation business.

<Q – Joseph Greff>: And then my final question for Scott, with growing excess free cash flow and having more excess free cash flow than one can reasonably assume you can reinvest in the business say through R&D, at this point, from here, where do you see the most opportunity to deploy that, is it in the buyback program?

<A – Scott Schweinfurth>: We’ll continue to sort of scour the globe for intellectual properties and technologies that we haven’t invented and that’s always been sort of our favorite first use of available cash to get access to technologies, intellectual properties to improve our products going forward. We have a very active business development group and they are continuing to look at all sorts of opportunities out there for us and we haven’t acquired a company for a while, but they are continuing to look at things that might be of interest there. And you can imagine with a balance sheet like ours, there is lots of people out there that think that we should be the best buddies of them.

But you saw today that our Board increased the buyback program by about $75 million, so we have total availability right now of $150 million under that program and we’ll execute on that program as we have in the past. So it’s a combination of sort of all three of those items and we’ll be reinvesting more capital into the Gaming Operations business next year just like we have, although it will be about the same range as – right now it’s contemplated to be in the same range as what it was this last year.

<A – Brian Gamache>: And to Scott’s point, Joe, when you look at our free cash flow, which was similar to last year in the fact that we did the customer financing, we bought back $41 million of stock. We really had an unbelievable year and we are continuing to focus on that free cash flow and returning that value to shareholders.

<Q – Joseph Greff>: Great, excellent guys. Thank you.

Operator: Thank you. Our next question comes from the line of Bill Lerner with Union Gaming Group. Please go ahead.

<Q – Bill Lerner>: Hey, guys.

<A – Brian Gamache>: Good afternoon, Bill.

<Q – Bill Lerner>: Hello. How are you doing? Hey, guys, a few questions. The first is just on backlog, Scott. Just comparable to the new unit shipment number that’s I guess around 28,000 or so, what is backlog right now? And then I have got a related question.

<A – Scott Schweinfurth>: Bill, I know you haven’t been covering us for, let’s say...

<A – Brian Gamache>: He is in a new business.

<A – Scott Schweinfurth>: He is in a new business, right. We stopped providing the backlog number perhaps two quarters ago because we think that our demonstrated record of 13 straight quarters of meeting or beating our revenue guidance is sort of more important than what a particular backlog number is. But, suffice it to say, on both the Gaming Ops side and on the Product Sales side, we have a healthy backlog and that’s obviously considered as part of what we put into the guidance that we provide.

<A – Brian Gamache>: And obviously, Bill, we wouldn’t be giving the guidance without the visibility. So, we’re very comfortable with the guidance we gave today.

<Q – Bill Lerner>: Let me tell you why I’m asking. I mean, I haven’t stopped covering your stock, but I guess the question is as I look at your ASP guidance of 3% to 6% for fiscal ‘10 and I contemplate what your typical backlog has been over all these years and I understand that Bluebird2, which probably makes up the lion’s share of whatever your backlog is, represents, I don’t know 19% or 20% premium pricing to Bluebird1, my sense is something is probably conservative about that ASP guidance.

<A – Brian Gamache>: There is. But, you also have to counter with the Class II units were at a cheaper price. Australia will be at a reduced price in Helios. So that is offset by perhaps a conservative stance, I would agree with you.

<Q – Bill Lerner>: Okay. Just a couple of others, I’ll try to be quick, guys. On the replacement front, what – and maybe this is just a rough one, but what percentage of your own — what percent of the games you are replacing, like for example I know it’s not a big number, but 900 replacement units this quarter I think in North America?

<A – Scott Schweinfurth>: No, no, no. 3,700 replacement units this quarter, 900 new.

<A – Brian Gamache>: Bill...

<Q – Bill Lerner>: 900, okay, yeah, yeah.

<A – Brian Gamache>: 900 new units, 3,700 replacements. So, we believe that if you want to get to the market share conversation, we believe that we had a similar share to what we had in the March quarter, which would be in the mid to high 20s. If you look at just the pure replacements without the new openings, it’s probably closer to the mid 30s and we won’t know that till our competitors report in a few weeks, but that’s the model that we have what that shows.

<Q – Bill Lerner>: Yeah. I mean, really what I was after, Brian is, what- you’re replacing sort of 100% or some large percentage of your own units and then some meaningful percentage of competitors units and that’s really what I was directionally looking for?

<A – Brian Gamache>: I believe, Bill, since we have very few Bluebird1s, I believe the majority of our replacement units are our competitors’ units. We would expect Bluebird1s because of the age of them and the success we’re seeing with Bluebird2 to start coming back. But I believe a lot of the replacement is the additional share, particularly in the mechanical product. We’ve got a hot hand right now in the mechanical reels and those games are doing extraordinarily well and we’re getting – that’s fresh new market share for the company.

<Q – Bill Lerner>: Okay. And then, Brian, you guys mentioned, I think it was Orrin who mentioned Price is Right and that really was surprising from my perspective, I mean, obviously positive for you guys. But, in all these years you never really hear or see one of you guys taking a big brand on the Game Ops front from a competitor, so obviously that’s what that represents. I mean that’s a meaningful thing from my perspective. Is there some different strategy now, obviously your yields support that type of dynamic, but is this sort of a go-after competitors brands now a type strategy or is there something else going on?

<A – Orrin Edidin>: No, no, that really was not underlying the motivation in any degree at all. We really looked at the brand in terms of what WMS can do and how WMS can leverage the strength and longevity and forward consciousness of a brand like Price Is Right, particularly in the server-based world. We’re looking at expanding our brand portfolio across the board. And with the announcement of the Hasbro expanded relationship and a terrific brand like Price Is Right, we look at what we can do in terms of server-based, and the fact that this is something that came to us as opposed to us seeking to obtain from others. So the opportunity was there and our game folks and product developers looked at that brand and thought about what we can do with it enabled by server-based capabilities and we’re very excited about obtaining that...

<A – Brian Gamache>: And we’ve got some very powerful intellectual property, Bill, that can drive some really unique things here. So we’re very excited.

<Q – Bill Lerner>: Okay. And then the last one, guys, is and tell me if I have this directionally wrong, but anything you extrapolate on more used units relative sort of to the rate of change in conversion kits? In other words, is that suggestive of anything about CapEx budgets if conversion kits 2,500 bucks in a used game is whatever depending on the unit or wear is a premium to that, is that suggestive of anything to extrapolate?

<A – Scott Schweinfurth>: Well, most of the used units, Bill, are to venues outside of the United States. And more of the conversions are to venues inside the United States. So it’s not like you’ve got one casino deciding to either buy a used unit versus converting out what’s on their floor. It’s just that we took back more used units in trade and sold those in the secondary market this quarter, and the conversions is just a matter of the timing of spending by the casinos on refreshing their floor and wanting to get new WMS content out there.

<A – Brian Gamache>: And I do believe that, to your point Bill, a lot of the operators have looked at this both our participation business and our conversion business as a way to keep their floors fresh without kind of navigating the capital constraints. So yes, I think that has a little bit to do with it.

<Q – Bill Lerner>: Okay, okay, great. Thanks guys.

Operator: Thank you. Our next question comes from the line of Steve Wieczynski with Stifel Nicolaus. Please go ahead.

<Q – Steven Wieczynski>: Yeah, good afternoon, guys.

<A – Brian Gamache>: Hey, Steve.

<Q – Steven Wieczynski>: I guess when we look back at your guidance for the last two years, you’ve beaten your operating margin both years, and I guess this year there was a pretty healthy beat here by about 80 basis points. When you look out to your guidance today, if a year from now we look back and say again you were to beat your operating margin kind of again, from a P&L perspective what area of your business do you think the out performance would come from?

<A – Scott Schweinfurth>: I think it’s probably from the Gaming Operations side of things. I think if we continue to excel and continue to generate product that’s producing the types of results that Reel ‘Em In! Compete To Win! and TIME MACHINE have in sort of the launch of those products and MONOPOLY Grand Hotel Big Event, if that continues all year long I think there perhaps could be some upside there. And depending upon play levels for the WAP games, you may see some improvement on margin there also.

On the Product Sales side, I’ll say there’s a few more let’s say new items with Australia, Mexico, Helios and Class II and we’ve made our best estimates there. So it’s hard for me to have sort of a history of projecting what might happen there to know. We think we’ve provided something that’s realistic as to what we can achieve for the year.

<A – Brian Gamache>: And I would agree with – this is Brian, Steve. I would agree with what Scott said with one caveat. If the replacement cycle goes from that 25 to 30 year replacement cycle that I believe we’re in right now and it goes down to call it a 12 to 15 year replacement cycle over the next 12 months, I think that would benefit our margins as well, because again we’re showing that we can drive the ASP, we can drive the gross Product Sales margin. And if we continue to execute on that, that could be very exciting for us as well.

<A – Orrin Edidin>: And I would also add that Bluebird2 is really in the – when you consider in the infancy of its launch and there’s probably some margin improvements to be drived from that over time as that matures.

<A – Scott Schweinfurth>: But nonetheless, we’ve given guidance of 20.5 to 21% operating margin and that’s what we’re targeting for the year.

<Q – Steven Wieczynski>: Okay, got you. And then the last question I guess is more for Orrin, but can you just talk a little bit about the progress of expanding your video poker platform at this point and I guess also the opportunity there in your home state?

<A – Orrin Edidin>: Yeah, there’s some exciting new opportunities in Illinois as have been well publicized and the legislation is clear that these video gaming devices go beyond just video poker and we would expect to make our entire and proven successful video game library available over the platform including poker. So, as this — as the rules and regulations begun to — we get more visibility into those over the coming weeks, we’ll have a much better feeling for that but it’s our expectation that we’ll be fully participating here in our own backyard and would expect a share that’s commensurate if not better than what we have elsewhere in other markets.

<Q – Steven Wieczynski>: Okay, great. Thanks guys.

<A – Brian Gamache>: Thank you.

Operator: Thank you. Our next question comes from the line of Ralph Schackart with William Blair. Please go ahead.

<Q – Ralph Schackart>: Hey good afternoon, guys.

<A – Brian Gamache>: Hey, Ralph.

<A – Orrin Edidin>: Hey, Ralph.

<Q – Ralph Schackart>: I guess staying with the same of your own backyard. Brian, can you give us some feedback on the newly opened Tech Center, sort of give us a sense how this will change or improve the sales cycle, maybe some overall thoughts on number of customers that have come through and sort of just general commentary that you’re getting from the customers?

<A – Brian Gamache>: Sure. We found it necessary to kind of walk our customers by the hand to really fully exploit our vision with us. It was becoming very difficult to sell in slide presentations and decks. So, we created this internal casino, CEATL, and it’s had great results thus far. People can then understand the full capabilities of server-enabled gaming and what they’re seeing is the vision that we’ve been working on for the past seven or eight years and the intellectual property we’ve been bundling all these years. So it’s very exciting and gratifying for us to see them grasping our strategy and being able to articulate it back to us with such excitement in their voices.

So we’ve had great success. It’s been open now for about two months. We’ve probably had a dozen significant customers through here. Our main focus is in the next probably 60 days prior to G2E and our goal is to have every major customer through here so when they get to G2E, they will have been educated on our product performance and what to expect from us going forward. So it’s been a great investment and it’s really enabled our sales guys to bring in their key customers and show them where we’re going and where we see this industry going.

<Q – Ralph Schackart>: Great. One last one if I could. More specifically on the win per day because obviously you’ve been on a pretty strong product, internal product cycle so to speak, you exited the year at $73.00 plus on the win per day and is this just sort of usual conservatism on your part on the guidance for $71 to $73 for the year, or is there lasting comps?

<A – Brian Gamache>: We had the best July we’ve ever had, Ralph, so that we have a trend that’s continuing, but again it’s hard to forecast that kind of trend continuing. So as I said earlier, when we look at a WIZARD OF OZ type of a product success, we hope it stays up and we hope it holds and has legs and if TIME MACHINE and some of the other products, Reel ‘Em In! Compete to Win!, continue to perform at these levels there will be some upside and we will share that with you on future quarters but right now we’d much rather set our expense run rates commensurate with a very realistic conservative revenue guideline so we can operate this company for the best interest of our shareholders.

<A – Scott Schweinfurth>: And another thing to remember, Ralph, is that the June quarter and the September quarter are the seasonally strong quarters for that participation business with the December quarter and the March quarter being seasonally lower.

<A – Brian Gamache>: But we are quite proud of the fact that we were able to grow year-over-year the rate so significantly in the light of the economic struggles and consumer discretionary income.

<Q – Ralph Schackart>: Okay. Thanks, guys.

Operator: Thank you. Our next question comes from the line of David Bain with Sterne, Agee. Please go ahead.

<Q – David Bain>: Great, thanks. Guys with your replacement share pretty much the clear industry leading one right now, do you think that new casino share can follow along a similar path? I mean, I understand the casinos rebalancing using replacement share right now, but is there any other potentially different thought processes casinos use, in terms of new openings, is it breadth of library, price based on volume or...?

<A – Brian Gamache>: As you are aware, David, a lot of the new openings really revolve around levering the systems business to gain a bigger floor share and then they rebalance six months to a year later. Virtually every new opening that’s occurred in the last, call it two years, the operators have come back to us with a significant reorder after the opening.

But going forward in the server-based world, I think our floor – and you’ll see this from the CityCenter; we had 23% floor space, that’s by far the single biggest strip property we’ve ever experienced. So I think you’re seeing trends of that going forward and I think the server-based world will play to the strength of our content, and innovation, and intellectual property and you’ll see our footprint and our market share continue to grow exponentially.

<Q – David Bain>: Okay. And then also Multimedia, they have a fairly high percentage of Class II games utilizing your titles, are those replacement opportunities or is there – maybe more direct, is there a reason to move for – a reason for the tribes to move direct to WMS or are you just going after new floor space there?

<A – Orrin Edidin>: I think — Dave, it’s Orrin. It’s going to be a combination of both of those and there is obviously a desire to get — now that they are accustomed to our product and it’s a proven performer in those markets, they’re eager and the demand is very strong to get the latest and greatest from WMS. And we’re now willing and able to directly provide those products to those Class II customers.

<Q – David Bain>: Okay, that makes sense, and then just a final one, is it fair to say your anticipation of win per day in 2010, is it fair to say that it would have been even higher if you didn’t include participation from some international areas such as Mexico?

<A – Brian Gamache>: No, that’s a really small part of what we’re forecasting, David. It’s really about trying to temper expectations that WIZARD OF OZ can continue for the years to come at these spectacular rates. So, hopefully we’ll be red faced in reporting back to you that the WIZARD OF OZ game has continued to hold up and has legs on our next call, but again, we took a conservative realistic approach.

<A – Scott Schweinfurth>: And one more thing, David, the games that we’re going to put into Mexico are not participation games, they’re just regular for-sale games. So those won’t be included in our participation footprint. They’ll be in the category of Other Gaming Operations revenue where we have other lease and VLT revenues from games that we otherwise would sell outright but the jurisdictions for whatever reason want to lease.

<Q – David Bain>: Got it. Thank you.

Operator: [Operator Instructions] Our next question comes from the line of Kent Green with Boston American Asset Management. Please go ahead.

<Q – Kent Green>: Yes, my question pertains to the replacement cycle particularly when it – as it’s in the regional gaming operators where you are stronger. In a recent meeting with one of them, he said that he was getting a competitive advantage because he has been refreshing his floor faster, spending more on slots and he had to compete with Indian gaming which didn’t seem to have as much constraints because they’re not dealing with the financial markets as much as the public companies. Could you comment on whether you see the same trends and whether we will start to see an acceleration of the replacement market starting with regional casinos and then maybe working your way into the main jurisdictions?

<A – Brian Gamache>: It’s a very good observation Kent. I think that the regional operators have been aggressively refreshing their floors and we’ve been — that’s been a large part of our success in fiscal 2009. Native Americans have been pretty much — they maintain a similar capital spend over year-over-year and they are on a five to six year replacement cycle for the most part. And it’s really the strip operators and the multi-unit customers who’ve kind of been on a hiatus here. And I think it’s — what we’re hearing is that they’re starting to think differently about these purchases and hopefully we’ll have some news to report on future calls where some of these things are going to start to take hold because I do believe that the regional operators and the native Americans by having fresh floors are more competitive and offer a more compelling gaming experience for their customers.

<Q – Kent Green>: Another question, clarification on the Gaming Operations win per dollars per day. You have a meaningful lead over the industry leader. But I’m told that the industry leader is throwing in – accounting for it a little bit differently, throwing in a lot of lower participation type of old machines in there. Could you comment on that?

<A – Brian Gamache>: You know what Kent, I focus on WMS. We have enough issues here for me to focus on. If we continue to execute and deliver, we’ll continue to expand that difference today and think that I’d rather comment on things I can control and know about rather than to theorize about things I don’t, so...

<Q – Kent Green>: I understand. Then commenting on your own, WIZARD OF OZ, of course, is getting sort of a cult class, the same as Wheel of Fortune did for a competitor, does this mean that it could have very long legs like Wheel of Fortune has?

<A – Brian Gamache>: Anytime we can compare anything to Wheel of Fortune we are flattered. But as I said earlier, we are — this is the most incredible thing that we’ve ever brought to market, THE WIZARD OF OZ. There is an incredible following, Larry Pacey and Phil Gelber and their guys have several follow-ons in the pipeline that we are going to be taking to market and we think that this is going to have long legs and again, we just hope we can keep up the momentum because it’s a very exciting brand and dynamic out on the floor.

<Q – Kent Green>: Finally, one last one if I may. The Gaming Operations is still predominantly in the United States as I understand it, I don’t know if you’ve released any numbers about how many in foreign markets, is there — entering fiscal 2010, will there be a thought to move those out to kind of counterbalance some of these new jurisdiction like Mexico, in some of the established markets? And then will you offer those games through your joint venture in Australia?

<A – Brian Gamache>: Well, most of — you’re right. Most of our footprint that we report on is North American footprint and we do have some in international, but it’s really the hybrid pricing mostly in international markets and that’s reported on the other Gaming Operations revenues, Scott, correct? So, we are in those markets Kent and we’ll continue to be pursuing those opportunities as they make sense, particularly with our used games inventory as it does accelerate. But right now, we think that the model we have works best for us and we’ll continue to exploit all the opportunities. This is a great business, it’s a great return on invested capital and it has got high margins and everybody is a winner when you have the kind of results that we are putting up there.

<Q – Kent Green>: Thank you. Keep up the good work.

<A – Brian Gamache>: Thank you very much.

Operator: Thank you. Our next question comes from the line of Brad Meeks with Morningstar. Please go ahead.

<Q – Bradley Meeks>: Hi, guys, great quarter.

<A – Brian Gamache>: Thank you.

<Q – Bradley Meeks>: A quick question for you. You’ve done a great job driving margins higher with your lean sigma initiative. But if we’re thinking long-term, can you kind of help us think about, do you have a target in mind for where you think margins can go and kind of how we think about that?

<A – Brian Gamache>: Well, I shared this in the last call. We constantly put the hurdle higher here and raise the bar. And originally it was a 50% gross margin on Product Sales and was a 20% operating margin. We’ve now moved that bar to 60% product margin and 25% operating margin, my guys here around the table are looking at me like I’m crazy. But that’s not going to happen in the near term. That’s kind of a mid-term goal and I would say that’s probably a 24 to 36-month goal. But we constantly tried to push the operation here to do better, faster, quicker, cheaper, and so, we are focused on improving our margins. We believe there is a lot of opportunity still and we might be in the third or fourth inning as to where this thing can get to. The software margins in the server-based world will be very very profitable for us. So, we believe that the margin opportunities are incredible for our future growth and success.

<Q – Bradley Meeks>: All right, great. That’s I had. Thanks.

Operator: Thank you. There are no further questions at this time. I would like to turn the conference back to you, Mr. Gamache.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you Shana and thank you for joining us today.

We look forward to sharing our additional progress with you on our next call, in October when we report our fiscal 2010 first quarter results. Have a nice afternoon.

Operator: Ladies and gentleman that does conclude today’s conference call. We thank you very much for your participation, and we ask that you please disconnect your lines. Have a lovely afternoon, everyone.

Product names mentioned are trademarks of WMS, except for the following:

BATTLESHIP, CLUE and MONOPOLY are trademarks of Hasbro. Used with permission. © 2009 Hasbro. All rights reserved.

G2E is a registered trademark of Reed Exhibitions, a division of Reed Elsevier Inc., and the American Gaming Association. Used with permission.

STAR TREK: TM & © 2009 CBS Studios Inc. All rights reserved STAR TREK and related marks are trademarks of CBS Studios Inc.

THE PRICE IS RIGHT, COME ON DOWN and all other game elements are trademarks of FremantleMedia Operations BV. © 2009 FremantleMedia Operations BV. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s09)

TIME MACHINE is a trademark of Next Generation Entertainment (Aust) Pty Limited.